EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enterprise Financial Services Corp:

We consent to the incorporation by reference in the registration statement No. 333-165551 on Form S-3 of Enterprise Financial Services Corp (the Company) of our report dated March 12, 2010, with respect to the consolidated balance sheet of the Company as of December 31, 2009, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2009, which report appears in the December 31, 2010 annual report on form 10-K of the Company.

/s/ KPMG LLP
St. Louis, Missouri
April 23, 2012